Exhibit 4(a)

                            ASHLAND OIL, INC.
                       DEFERRED COMPENSATION AND
             STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS


   ARTICLE I.  GENERAL PROVISIONS

   1.    PURPOSE

        The purpose of this Ashland Oil, Inc. Deferred Compensation and Stock Incentive Plan For Non-Employee Directors (the "Plan") is to provide each Director with an opportunity to defer some or all of the Director's Fees as a means of saving for retirement or other purposes. In addition, the Plan provides Directors with the ability to increase their proprietary interest in the Company's long-term prospects by permitting Directors to receive all or a portion of their Fees in Ashland Common Stock and providing for the grant of options to purchase Ashland Common Stock to Directors.

   2.    DEFINITIONS

         The following definitions shall be applicable throughout the
         Plan:

              (a) "Accounting Date" means each December 31, March 31, June 30 and September 30.

              (b) "Act" means the Securities Act of 1933, as amended from time to time.

              (c) "Agreement" means a written agreement setting forth the terms of an Option.

              (d) "Beneficiary" means the person(s) who, upon the death of a Participant, shall have acquired by will, laws of descent and distribution or by other legal proceedings, the right to receive the benefits specified under this Plan in the event of a Director's death.

              (e)  "Board" means the Board of Directors of Ashland
                   Oil,  Inc.

              (f) "Cash Account" means an account by that name established pursuant to Article III, Section 1.

              (g) "Change in Control" shall be deemed to occur (1) upon the approval of the shareholders of the Company (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (C) adoption of any plan or proposal for the liquidation or dissolution of the Company, (2) when any "person" (as defined in Section 13(d) of the Exchange Act), other than the Company or any subsidiary or employee benefit plan or trust maintained by the Company, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the Common Stock outstanding at the time, without the prior approval of the Board, or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

              (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              (i) "Committee" means the Personnel and Compensation Committee of the Board.

              (j) "Common Stock" means the common stock, $1.00 par value, of Ashland Oil, Inc.

              (k) "Company" means Ashland Oil, Inc., its divisions and subsidiaries.

              (l) "Director" means any non-employee director of the Company.

              (m) "Election" means a Participant's delivery of a written notice of election to the Secretary of the Company electing to defer payment of his or her Fees or to receive such Fees in the form of Common Stock.

              (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (o) "Exercise Price" means with respect to each share of Common Stock subject to an Option, the price at which such share may be purchased from the Company pursuant to the exercise of such Option.

              (p) "Fair Market Value" means, as of any specified date (or, if a weekend or holiday, the next preceding business day), the closing price of a share of Common Stock, as reported on the Composite Tape.

              (q) "Fees" mean the annual retainer and meeting fees, as well as any per diem compensation for special assignments, earned by a Director for his or her service as a member of the Board during a calendar year or portion thereof.

              (r) "Nonqualified Stock Option" means any Option that does not comply with the provisions of Section 422 of the Code.

              (s) "Option" means the right to purchase Common Stock as provided in Article IV.

              (t) "Participant" means a Director who has elected to defer payment of all or a portion of his or her Fees and/or to receive all or a specified portion of his or her Fees in shares of Common Stock.

              (u) "Payment Commencement Date" means the date payments of amounts deferred begin pursuant to Article III,
                   Section 6.

              (v) "Personal Representative" means the person or persons who, upon the disability or incompetence of a Director, shall have acquired on behalf of the Director, by legal proceeding or otherwise, the right to receive the benefits specified in this Plan.

              (w)  "Plan" means this Ashland Oil, Inc. Deferred
                   Compensation and Stock Incentive Plan For
                   Non-Employee Directors.

              (x) "Prime Rate of Interest" means the rate of interest quoted by Citibank, N.A. as its prime commercial lending rate on each Accounting Date.

              (y) "Stock Account" means an account by that name established pursuant to Article III, Section 1.

              (z) "Stock Unit(s)" means the share equivalents credited to a Participant's Stock Account pursuant to Article III, Sections 1 and 2.

              (aa) "Termination" means retirement from the Board or
                   termination of service as a Director for any other reason.

   3.    SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

                   (a) Shares Authorized for Issuance. There shall be reserved for issuance under the Plan 500,000 shares of Common Stock, subject to adjustment pursuant to subsection
        (b) below; provided, however, that of such shares, only 150,000 shares shall be available for issuance in connection with the award of Options. Such shares shall be authorized but unissued shares of Common Stock. If any Option shall expire without having been exercised in full, the shares subject to the unexercised portion of such Option shall again be available for the purposes of the Plan.

                   (b) Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

   4.    ELIGIBILITY

         Any non-employee Director of the Company shall be eligible to participate in the Plan.

   5.    ADMINISTRATION

        Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of the Company's Corporate Human Resources Department. This Department may authorize new or modify existing forms for use under this Plan so long as any such modified or new forms are not inconsistent with the terms of the Plan.

   ARTICLE II.  COMMON STOCK PROVISION

        Each Director may elect to receive all or a portion of his or her Fees in shares of Common Stock by making an Election pursuant to Article III, Section 4. Shares shall be issued to the Director at the end of each quarter beginning in the quarter the Election is effective. The number of shares of Common Stock so issued shall be equal to the amount of Fees which otherwise would have been payable to such Director during the quarter divided by the Fair Market Value on the
        last day of such quarter.   Only whole number of shares of
        Common Stock will be issued, with any fractional shares to be paid in cash.

   ARTICLE III.  DEFERRED COMPENSATION

   1.    PARTICIPANT ACCOUNTS

              (a) A Director who has elected to defer all or a portion of his or her Fees by filing an Election as provided in Section 4 of this Article may further elect to have such deferred amounts credited to a Cash Account, a Stock Account, or a combination of both such Accounts. The Company shall maintain such Accounts in the name of the Director.

              (b) The Cash Account of a Director shall be credited on each Accounting Date with the dollar amount of such deferred compensation otherwise payable to the Director during the quarterly period ending on the Accounting Date and as to which a cash deferral election has been made. The Cash Account shall be adjusted and increased on each Accounting Date as if interest were credited thereon, based on the Prime Rate of Interest on such Accounting Date.

              (c) The Stock Account of a Director shall be credited on each Accounting Date with Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such deferred Fees as to which a stock deferral election has been made at the Fair Market Value on the Accounting Date. As of the date of any dividend distribution date for the Common Stock, the Director's Stock Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Fair Market Value on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Units then credited to the Director's Stock Account.

   2.    FINANCIAL HARDSHIP

        Upon the written request of a Director or a Director's legal representative and a finding that continued deferral will result in financial hardship to the Director, the Committee (in its sole discretion) may authorize (a) the payment of all or a part of a Director's account(s) in a single installment prior to his or her ceasing to be a Director, or (b) the acceleration of payment of any multiple installments hereof; provided, however, that if, in the sole discretion of the Committee, a six-month delay in any distribution pursuant to this Section 2 of this Article shall be necessary to avoid liability of the Director under Section 16 of the Act, any such distribution shall be so postponed.

   3.    INITIAL CONVERSION

        A Director may make a special one-time election on or before December 31, 1993 to convert (effective as of June 30, 1994) all or any portion of (i) his or her Cash Account to his or her Stock Account, or (ii) his or her Stock Account to his or her Cash Account. The number of Stock Units to be credited to such Director's Stock Account in the event of a conversion under (i) shall be obtained by dividing the portion of the cash balance credited to his or her Cash Account as specified in his or her election by the Fair Market Value of Ashland Common Stock on June 30, 1994. The amount to be credited to such Director's Cash Account in the event of a conversion under (ii) shall be determined by multiplying the number of Stock Units specified in his or her election by the Fair Market Value on June 30, 1994. No further conversions of Accounts may occur after June 30, 1994 except as provided in
        Section 4(b) of this Article.

   4.    MANNER OF ELECTION

         (a) Any Director wishing to participate in the Plan must deliver to the Secretary of the Company a written notice, (i) electing to defer to a period following his or her Termination payment of all or a portion (in 25% increments) of his or her Fees, and/or (ii) to receive all or a portion (in 25% increments) of his or her Fees in shares of Common Stock (an "Election"). The Election must be filed on or before September 30 in order to be effective for Fees earned in the immediately succeeding calendar year. Notwithstanding the foregoing, a Director may choose to participate in the Plan beginning in 1994 by filing an Election to so participate on or before December 31, 1993 (the "1994 Election"). Pursuant to the 1994 Election, if a Director chooses to defer payment of any portion of his or her Fees into the Stock Account, such Fees will be deemed deferred into the Cash Account until June 30, 1994 at which time such deferred Fees (together with accrued earnings thereon) will be automatically transferred to the Stock Account. The number of Stock Units to be credited to such Director's Stock Account upon the transfer of such amount shall be obtained by dividing such amount by the Fair Market Value of Ashland Common Stock on June 30, 1994. In addition, if a Director chooses to receive all or a portion of Fees in shares of Common Stock, such 1994 Election will not take effect until June 30, 1994.

         (b) With respect to Directors' Fees payable for all or any portion of a calendar year after such person's initial election to the office of Director of the Company, any such person wishing to participate in the Plan may file a proper Election within 30 days after such election to office. Any such Election shall be effective upon filing or as soon as possible thereafter with respect to such Fees. Notwithstanding the foregoing, if a Director chooses to defer payment of any portion of his or her Fees into the Stock Account, such Fees will be deemed deferred into the Cash Account until six months after the date the Election is first effective at which time such deferred Fees (together with accrued earnings thereon) will be automatically transferred to the Stock Account. The number of Stock Units to be credited to such Director's Stock Account upon the transfer of such amount shall be obtained by dividing such amount by the Fair Market Value of Ashland Common Stock on the first business day immediately preceding the date of transfer. In addition, if a Director chooses to receive all or a portion of Fees in shares of Common Stock, such Election will take effect only with respect to the payment of Fees six months after the date of the Election and thereafter.

         (c) An effective Election may not be revoked or modified (except as to changes in the designation of Beneficiary and as otherwise stated herein) with respect to Fees payable for a calendar year or portion of a calendar year for which such Election is effective. Such Election, unless terminated or modified as described below, shall apply to Fees payable with respect to each subsequent calendar year. An effective election may be terminated or modified for any subsequent calendar year by the filing of an Election, on or before September 30 of the preceding calendar year for which such modification or termination is to be effective. A Participant will be allowed to change the Election as to the applicable payment period for all amounts deferred pursuant to such Election one time, subject to approval by the Committee. Such change must be made no later than eighteen months prior to such Participant's voluntary Termination or normal retirement from the Board at age 70. If the Participant making such change is a member of the Committee, such Participant shall abstain from the Committee's decision to approve or disapprove such change.

   5.    MANNER OF PAYMENT UPON TERMINATION

        In accordance with the Director's Election and subject to Committee approval upon payout, amounts credited to a Director's Cash and/or Stock Account will be paid in a lump sum or in the form of annual or quarterly installments in shares of Common Stock or cash, or a combination of both to the Director following his or her Termination or, in the event of his or her death, to a Beneficiary. If a Director elects to receive payment in annual installments, the payment period shall not exceed twenty (20) years following the date of the Director's Termination.

        The amount of any cash distribution to be made in installments with respect to the Cash Account will be determined by multiplying (i) the current cash balance in such Cash Account by (ii) a fraction, the numerator of which is one and the denominator of which is the number of installments in which distributions remain to be made (including the current distribution). The amount of any cash distribution to be made in installments with respect to Stock Units will be determined by (i) multiplying the number of Stock Units attributable to such installment (determined as hereinafter provided) by (ii) the closing price of the Common Stock on each Accounting Date immediately prior to the date on which such installment is to be paid. The number of Stock Units attributable to an installment shall be determined by multiplying (i) the current number of Stock Units in such Stock Account by (ii) a fraction, the numerator of which is one and the denominator of which is the number of installments in which distributions remain to be made (including the current distribution).

        The amount of any stock distribution to be made in installments with respect to the Stock Account shall be determined by multiplying (i) the current number Stock Units in such Stock Account by (ii) a fraction, the numerator of which is one and the denominator of which is the number of installments in which distributions remain to be made (including the current distribution). The amount of any stock distribution to be made in installments with respect to the Cash Account shall be determined by dividing the amount of cash attributable to such installment (determined as hereinafter provided) by the closing price of the Common Stock on each Accounting Date immediately prior to the date on which such installment is to be paid. The amount of cash attributable to an installment shall be determined by multiplying (i) the current cash balance in such Cash Account by (ii) a fraction, the numerator of which is one and the denominator of which is the number of installments in which distributions remain to be made (including the current distribution).

   6.    PAYMENT COMMENCEMENT DATE

         Payments of amounts deferred pursuant to a valid Election shall commence after a Director's Termination (i) with respect to a lump sum, on the January 2 of the year selected by a Director in his or her Election, (ii) with respect to annual installments, on the January 2 of the first year of deferred payment selected by a Director in his or her Election, and (iii) with respect to quarterly installments, on the first business day of the first calendar quarter of deferred payment selected by a Director in his or her Election. If a Director dies prior to the first deferred payment specified in an Election, payments shall commence to the Employee's Beneficiary on the first payment date so specified.

   7.    CHANGE IN CONTROL

        Notwithstanding any provision of this Plan to the contrary, in the event of a "Change in Control" (as defined in Section 2(g) of Article I), each Director in the Plan shall receive an automatic lump sum cash distribution of all amounts accrued in the Director's Cash and/or Stock Account(s) (including interest at the Prime Rate of Interest through the business day immediately preceding the date of distribution) not later than fifteen (15) days after the date of the "Change in Control." For this purpose, the balance in the Stock Account shall be determined by multiplying the number of Stock Units by the higher of (a) the highest closing price of a share of Common Stock during the period commencing 30 days prior to such Change in Control or (b) if the Change in Control of the Company occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto. Any consideration other than cash forming a part or all of the consideration for Common Stock to be paid pursuant to the applicable transaction shall be valued at the valuation price thereon determined by the Board.

        In addition, the Company shall reimburse a Director for the legal fees and expenses incurred if the Director is required to seek to obtain or enforce any right to distribution. In the event that it is determined that such Director is properly entitled to a cash distribution hereunder, such Director shall also be entitled to interest thereon at the Prime Rate of Interest from the date such distribution should have been made to and including the date it is made. Notwithstanding any provision of this Plan to the contrary,
        Article I, Section 2(g) and Section 7 of this Article may not be amended after a "Change in Control" occurs without the written consent of a majority in number of Directors.

   ARTICLE IV.  OPTIONS

   1.    OPTION GRANT

        On the first business day following the Company's Annual Meeting of Shareholders in 1994 and each year thereafter until 2004, or, if no such meeting is held, on January 31 or the first business day thereafter, and each year thereafter (such day hereinafter referred to as the "Effective Date"), each person who is a Director of the Company on the Effective Date shall be automatically granted an Option to purchase 1,000 shares of Common Stock if, but only if, the return on average common stockholders' equity of the Company for the immediately preceding fiscal year as set forth in the Company's Annual Report to Shareholders is equal to or greater than 10%.

   2.    OPTION TERMS

        Options granted under the Plan shall be subject to the following terms and conditions:

        (a) Option Designation and Agreement. Any Option granted under the Plan shall be granted as a Nonqualified Stock Option. Each Option shall be evidenced by an Agreement between the recipient and the Company containing the terms and conditions of the Option.

        (b) Option Price. The Exercise Price of Common Stock issued pursuant to each Option shall be equal to the Fair Market
        Value of the Common Stock on the Effective Date.

        (c) Term of Option. No Option shall be exercisable more than ten years after the date the Option is granted.

        (d) Vesting. Options granted under the Plan shall vest six months after the date of grant.

        (e)  Exercise.   Options, to the extent they are vested, may
        be exercised in whole or in part at any time during the option period; provided, however, that an Option may not be exercised at any time for fewer than 50 shares (or the total remaining shares covered by the Option if fewer than 50 shares) during the term of the Option. The specified number of shares will be issued upon receipt by the Company of (i) notice from the optionee of exercise of an Option, and (ii) payment to the Company (as provided in (f) below), of the Exercise Price for the number of shares with respect to which the Option is exercised. Each such notice and payment shall be delivered or mailed by postpaid mail, addressed to the Treasurer of the Company at Ashland Oil, Inc., 1000 Ashland Drive, Russell, Kentucky, 41169, or such other place as the Company may designate from time to time.

        (f) Payment for Shares. The Exercise Price for the Common Stock shall be paid in full when the Option is exercised. The Exercise Price may be paid in whole or in part (i) in cash, (ii) in whole shares of Common Stock owned by the Director six months or longer and evidenced by negotiable certificates, valued at their Fair Market Value on the date of exercise, or (iii) by a combination of such methods of payment. In addition, a Director may exercise the Option by effecting a "cashless exercise" of the Option; that is providing assurance from a broker registered under the Exchange Act, of the delivery of the proceeds of an imminent sale of the stock to be issued pursuant to the exercise of such Option, such sale to be made at the direction of the Director.

        (g) Termination . If a Director's service on the Board terminates by reason of (i) normal retirement from the Board at age 70, (ii) the death or total and permanent disability within the meaning of Section 22 (e) (3) of the Code of such Director, (iii) a Change of Control of the Company, or (iv) voluntary early retirement to take a position in governmental service, any Option held by such Director may thereafter be exercised by the Director, or in the event of death by his or her Beneficiary, to the extent it was vested and exercisable at the time of termination (i) for a period equal to the number of years of completed Board service as of the date of termination of the Director on whose behalf the Option is exercised, or (ii) until the expiration of the stated term of such Option, whichever period is the shorter. In the event of termination for any reason other than those set forth above, any Option held by such Director may thereafter be exercised by the Director to the extent it was vested and exercisable at the time of termination (i) for a period of one year from the date of such termination or (ii) until the expiration of the stated term of such Option, whichever period is the shorter.

        (h) Term. No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the date of shareholder approval, but Option awards granted prior to such tenth anniversary may extend beyond that date until the expiration of their terms.

   ARTICLE V.  MISCELLANEOUS PROVISIONS

   1.    BENEFICIARY DESIGNATION

        A Director may designate any person to whom payments are to be made if the Director dies before receiving payment of all amounts due hereunder. A designation of Beneficiary will be effective only after the signed Election is filed with the Secretary of the Company while the Director is alive and will cancel all designations of a Beneficiary signed and filed earlier. If the Director fails to designate a Beneficiary as provided above, remaining unpaid amounts shall be paid in one lump sum to the estate of such Director. If all Beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid in one lump sum to the estate of the last to die of such Beneficiaries.

   2.    INALIENABILITY OF BENEFITS

        The interests of the Directors and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor be subject to attachment, execution, garnishment or other such equitable or legal process. Any Option shall be exercisable, during a Director's lifetime, only by him or her or his or her Personal Representative.

   3.    GOVERNING LAW

         The provisions of this Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.

   4.    AMENDMENTS

        The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Directors; provided, however, that the Committee may not, without approval by the shareholders:

               (a) materially increase the number of securities that may be issued under the Plan (except as provided in Article I, Section 3),

               (b) materially modify the requirements as to eligibility for participation in the Plan,

               (c) otherwise materially increase the benefits accruing to participants under the Plan, or

               (d) amend any provision relating to the amount, price, timing or vesting of the Options, other than to comport with changes in the Code or the rules and regulations promulgated thereunder.

   5.    COMPLIANCE WITH RULE 16b-3

         It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Disinterested Persons, that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain disinterested, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

   6.    EFFECTIVE DATE

         The Plan shall be submitted to the shareholders of the Company for their approval and adoption on January 27, 1994, or such other date fixed for the next meeting of shareholders or any adjournment or postponement thereof. If approved and adopted by the shareholders, the Plan will become effective as of November 4, 1993.
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